                                                                  Exhibit (b)(4)

                                                             HIGHLY CONFIDENTIAL



THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE
PRESENTATION TO THE BOARD OF DIRECTORS

MARCH 10, 1999

PROJECT PARACUTE                                             HIGHLY CONFIDENTIAL

TABLE OF CONTENTS


                                                                                 PAGE #
       I.      Summary Of The Sale Process                                         1

       II.     Timetable - Steps Followed To Date                                  2

       III.    Summary Of Contact Activity                                         3

       IV.     Summary Of Preliminary Indications Of Interest Received             6

       V.      Parties Attending Management Presentations                          8

       VI.     Management Presentation Considerations                              9

       VII.    Overview Of Formal Proposals Received                              13

       VIII.   Valuation Considerations                                           15

       IX.     Detailed Proposed Timetable                                        19

       X.      Next Steps                                                         20

               APPENDICES

               A.  Background On Leveraged Recapitalizations                      21

               B.  Analysis At Various Prices And Comparable Company Analysis     27

               C.  Formal Proposal Letters Received                               30


MARCH 10, 1999                            THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

SUMMARY OF THE SALE PROCESS


                          DECISION TO PROCEED

                         [Arrow pointing down]


                   1.   Approach Potential Buyers

                   2.   Qualify Buyers With Indications Of Price

                   3.   Management Presentations

                   4.   Follow-up Due Diligence And Analysis By Buyers

                   5.   SELECT FINAL ROUND PARTICIPANTS

                   6.   Final Due Diligence Phase

                   7.   Select Buyer - Final Negotiations & Documentation


                         [Arrow pointing down]

                                     CLOSING


MARCH 10, 1999                    1       THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

PROJECT PARACHUTE TIMETABLE - STEPS FOLLOWED TO DATE

                                            [GRAPHIC OMITTED]

                                             WEEK OF:  24-Aug.   31-Aug.   7-Sep.    14-Sep.   21-Sep.   28-Sep.
                                                         1         2         3         4         5          6       RESPONSIBILITY
1. TBG DUE DILIGENCE
a) Create working group list                            X                                                                TBG
b) Review required information                          X                                                               TBG,P
c) Identify due diligence issues and questions          X          X                                                     TBG


2. MARKETING
a)  Descriptive Memorandum (DM)
       i) Outline/initial drafting                      X          X         X                                           TBG
       ii) Draft to Company                                                            X                                 TBG
       iii) Comments from Company                                                      X         X         X            TBG, P
       iv) Revisions                                                                   X         X         X            TBG, P
       v) Final draft                                                                                                   TBG, P
b)  Identify and select buyers to be approached                                                  X         X            TBG, P
c)  Confidentiality agreements                                                                                     TBG, P, COUNSEL
d)  Begin solicitation
       i) Distribute and negotiate CAs and DMs                                                                           TBG
       ii) Receive indications of interest                                                                               TBG

3. BUYER DUE DILIGENCE
a)  Define process and develop management presentation                                                                  TBG, P
b)  Prepare data room                                                                                              TBG, P, COUNSEL
c)  Management presentations/buyer due diligence                                                                        TBG, P

4. DOCUMENTATION
a)  Draft purchase contract and schedules                                                                          TBG, P, COUNSEL
b)  Distribute purchase contract                                                                                     TBG, COUNSEL
c)  Receive second round bids and major comments                                                                   TBG, P, COUNSEL
    on contract

                                             WEEK OF:  5-Oct.   12-Oct.    19-Oct.   26-Oct.   2-Nov.    9-Nov.
                                                         7         8         9         10        11        12       RESPONSIBILITY
1. TBG DUE DILIGENCE
a) Create working group list                                                                                             TBG
b) Review required information                                                                                          TBG,P
c) Identify due diligence issues and questions                                                                           TBG


2. MARKETING
a)  Descriptive Memorandum (DM)
       i) Outline/initial drafting                                                                                       TBG
       ii) Draft to Company                                                                                              TBG
       iii) Comments from Company                                                                                       TBG, P
       iv) Revisions                                                                                                    TBG, P
       v) Final draft                                     X                                                             TBG, P
b)  Identify and select buyers to be approached           X                                                             TBG, P
c)  Confidentiality agreements                            X                                                        TBG, P, COUNSEL
d)  Begin solicitation                                              X
       i) Distribute and negotiate CAs and DMs                      X        X         X         X          X            TBG
       ii) Receive indications of interest                                                                               TBG

3. BUYER DUE DILIGENCE
a)  Define process and develop management presentation                                                                  TBG, P
b)  Prepare data room                                                                                              TBG, P, COUNSEL
c)  Management presentations/buyer due diligence                                                                        TBG, P

4. DOCUMENTATION
a)  Draft purchase contract and schedules                                                                          TBG, P, COUNSEL
b)  Distribute purchase contract                                                                                     TBG, COUNSEL
c)  Receive second round bids and major comments                                                                   TBG, P, COUNSEL
    on contract

                                             WEEK OF:   16-Nov. 23-Nov.   30-Nov.    7-Dec.   14-Dec.   4-Jan.
                                                          13      14        15        16        17        20        RESPONSIBILITY
1. TBG DUE DILIGENCE
a) Create working group list                                                                                             TBG
b) Review required information                                                                                          TBG,P
c) Identify due diligence issues and questions                                                                           TBG


2. MARKETING
a)  Descriptive Memorandum (DM)
       i) Outline/initial drafting                                                                                       TBG
       ii) Draft to Company                                                                                              TBG
       iii) Comments from Company                                                                                       TBG, P
       iv) Revisions                                                                                                    TBG, P
       v) Final draft                                                                                                   TBG, P
b)  Identify and select buyers to be approached                                                                         TBG, P
c)  Confidentiality agreements                                                                                     TBG, P, COUNSEL
d)  Begin solicitation
       i) Distribute and negotiate CAs and DMs               X      X        X          X                                TBG
       ii) Receive indications of interest                                                        X          X           TBG

3. BUYER DUE DILIGENCE
a)  Define process and develop management presentation              X        X          X         X          X          TBG, P
b)  Prepare data room                                               X        X          X         X          X     TBG, P, COUNSEL
c)  Management presentations/buyer due diligence                                                                        TBG, P

4. DOCUMENTATION
a)  Draft purchase contract and schedules                                                                          TBG, P, COUNSEL
b)  Distribute purchase contract                                                                                     TBG, COUNSEL
c)  Receive second round bids and major comments                                                                   TBG, P, COUNSEL
    on contract

                                             WEEK OF:   11-Jan. 18-Jan.   25-Jan.    1-Feb.
                                                          21      22        23        24           RESPONSIBILITY
1. TBG DUE DILIGENCE
a) Create working group list                                                                            TBG
b) Review required information                                                                         TBG,P
c) Identify due diligence issues and questions                                                          TBG


2. MARKETING
a)  Descriptive Memorandum (DM)
       i) Outline/initial drafting                                                                      TBG
       ii) Draft to Company                                                                             TBG
       iii) Comments from Company                                                                      TBG, P
       iv) Revisions                                                                                   TBG, P
       v) Final draft                                                                                  TBG, P
b)  Identify and select buyers to be approached                                                        TBG, P
c)  Confidentiality agreements                                                                    TBG, P, COUNSEL
d)  Begin solicitation
       i) Distribute and negotiate CAs and DMs                                                          TBG
       ii) Receive indications of interest                                                              TBG

3. BUYER DUE DILIGENCE
a)  Define process and develop management presentation      X                                          TBG, P
b)  Prepare data room                                       X                                    TBG, P, COUNSEL
c)  Management presentations/buyer due diligence                   X         X          X             TBG, P

4. DOCUMENTATION
a)  Draft purchase contract and schedules                                    X          X        TBG, P, COUNSEL
b)  Distribute purchase contract                                                        X          TBG, COUNSEL
c)  Receive second round bids and major comments                                                 TBG, P, COUNSEL
    on contract



                                             WEEK OF:    8-Feb.   15-Feb.    22-Feb.   1-Mar.   8-Mar.
                                                           25       26          27       28       29     RESPONSIBILITY
1. TBG DUE DILIGENCE
a) Create working group list                                                                                  TBG
b) Review required information                                                                               TBG,P
c) Identify due diligence issues and questions                                                                TBG


2. MARKETING
a)  Descriptive Memorandum (DM)
       i) Outline/initial drafting                                                                            TBG
       ii) Draft to Company                                                                                   TBG
       iii) Comments from Company                                                                            TBG, P
       iv) Revisions                                                                                         TBG, P
       v) Final draft                                                                                        TBG, P
b)  Identify and select buyers to be approached                                                              TBG, P
c)  Confidentiality agreements                                                                          TBG, P, COUNSEL
d)  Begin solicitation
       i) Distribute and negotiate CAs and DMs                                                                TBG
       ii) Receive indications of interest                                                                    TBG

3. BUYER DUE DILIGENCE
a)  Define process and develop management presentation                                                       TBG, P
b)  Prepare data room                                                                                   TBG, P, COUNSEL
c)  Management presentations/buyer due diligence            X         X         X         X       X          TBG, P

4. DOCUMENTATION
a)  Draft purchase contract and schedules                   X         X         X         X       X     TBG, P, COUNSEL
b)  Distribute purchase contract                                                                          TBG, COUNSEL
c)  Receive second round bids and major comments                      X                                 TBG, P, COUNSEL
    on contract


X indicates completed or in process activities


MARCH 10, 1999                    2       THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

SUMMARY OF CONTACT ACTIVITY - 49 PARTIES CONTACTED

                                             [GRAPHIC OMITTED]

Original Contacts Made                       49

Confidentiality Agreements Signed/
Descriptive Memorandums Sent                  23

Expressed Preliminary Interest               11

Attended Management Presentation              4

MARCH 10, 1999                    3       THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

SUMMARY OF CONTACT ACTIVITY - PARTIES WHO DECLINED INTEREST OR WITHDREW FROM PROCESS


                                   26 PARTIES

                    CONTACTED AND DECLINED INTEREST INITIALLY

               STRATEGIC                                     FINANCIAL
               ---------                                     ---------
               Altana AG                                     AEA Investors
               ASEA Brown Boveri, Ltd.                       Brentwood Associates
               Beckman Coulter, Inc.                         Citicorp Venture Capital
               Bodycote International plc                    Frontenac Company
               Bowthorpe plc                                 Thoma Cressey Equity Partners
               Carl Zeiss Inc.                               Thomas H. Lee Company
               Danaher Corp.                                 Valuefinder (Carlyle Enterprises)
               EG&G
               Esterline Technologies Corp.
               Fairey Group plc
               Fisher Scientific International, Inc.
               Hewlett-Packard Co.
               Oxford Instruments plc
               Parker Hannifin Corp.
               Rockwell International Corp.
               Siebe plc
               SPX Corp.
               Staveley Industries plc
               Varian Associates


MARCH 10, 1999                    4       THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

SUMMARY OF CONTACT ACTIVITY - PARTIES WHO ENTERED THE PROCESS


                                   12 PARTIES
                               RECEIVED MEMORANDUM
                              AND DECLINED INTEREST


                    STRATEGIC                                  FINANCIAL
                    ---------                                  ---------
                    AEA Technology plc                         American Industrial Partners
                    AMETEK                                     Bessemer Partners
                    Emerson Electric Co.                       Hicks, Muse, Tate & Furst
                    Mettler-Toledo International, Inc.         J.W. Childs Associates
                    Shimadzu Corp.                             Madison Dearborn Partners
                    Waters Corp.                               Summit Partners



                                   11 PARTIES
                         EXPRESSED PRELIMINARY INTEREST
                            IN PURCHASING THE COMPANY


                     STRATEGIC                                  FINANCIAL
                     ---------                                  ---------
                     AGIV                                       Bain Capital
                     Analogic Corporation                       Berkshire Partners
                     MTS Systems Corp.                          Fidelity Ventures (*)
                     Thermo Instrument Systems Inc.             GTCR Golder, Rauner
                                                                Kirtland Capital Partners
                                                                Trivest, Inc.
                                                                Vestar Capital Partners


(*) Recently received and still reviewing Memorandum

MARCH 10, 1999                    5       THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

SUMMARY OF PRELIMINARY INDICATIONS RECEIVED (WEEK OF JANUARY 4, 1999)


                                          VALUE                 FINANCING
BUYER                                   PER SHARE              CONTINGENCY          COMMENTS
-----                                   ---------              -----------          --------
AGIV (Carl Schenck)                 "Low to Mid $20s"               NA              Verbal Indication

Analogic Corporation                "Premium to Market"             NA              Verbal Indication

Bain Capital                         $15.00 - $16.50                Yes              Written Indication; Subject to Due Diligence

Berkshire Partners                       $17.00                     Yes              Verbal Indication; Would Want Exclusivity

GTCR Golder, Rauner                  $18.00 - $20.00                Yes              Written Indication; Require Recap Accounting,
                                                                                     Management Participation, and Due Diligence

Kirtland Capital Partners            $22.00 - $24.00                Yes              Written Indication; Subject to Due
                                                                                     Diligence and Management Arrangements

MTS Systems Corp.                   "Premium to Market"             NA               Verbal Indication

Thermo Instrument Systems Inc.      "Premium to Market"             NA               Verbal Indication

Trivest, Inc.                        $15.50 - $16.50                Yes              Verbal Indication

Vestar Capital Partners              $17.00 - $20.00                Yes              Written Indication; Require Recap Accounting,
                                                                                     Management Participation, and Due Diligence

MARCH 10, 1999                    6       THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

DESPITE EXPRESSING SIGNIFICANT INITIAL INTEREST, A NUMBER OF STRATEGIC BUYERS DECLINED TO MOVE FORWARD


BUYER                                            STATED REASON FOR WITHDRAWING
-----                                            -----------------------------
AGIV (Carl Schenck)                              Poor timing - restructuring as major shareholder may sell

EG&G Inc.                                        Poor timing - senior management turnover and pursuing large acquisition (Perkin-Elmer)

MTS Systems Corp.                                New CEO does not have full Board backing to undertake merger which would increase MTS's presence in "low-growth" market and require significant cost cutting.  Can only get to $15.50 -
                                                 $16.00 per share

Thermo Instrument Systems Inc.                   Lack time and management resources to pursue because
                                                 just announced large acquisition in Europe (Spectra-Physics)

MARCH 10, 1999                    7       THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

PARTIES ATTENDING MANAGEMENT PRESENTATION



                                    4 PARTIES
                               ATTENDED MANAGEMENT
                        PRESENTATIONS (PRESENTATION DATE)

                       GTCR Golder, Rauner (January 20th)

                       Kirtland Capital Partners (January 22nd)

                       Analogic Corporation (January 28th)

                       Vestar Capital Partners (January 29th)



/ / A dinner meeting between MTS's CEO, Parachute's CEO, and Beacon was held on 1/29, but MTS's final valuation indication was not deemed attractive enough to warrant a full management presentation

MARCH 10, 1999                    8       THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE
                         HIGHLY CONFIDENTIAL

MANAGEMENT PRESENTATION CONSIDERATIONS - GTCR GOLDER, RAUNER


                  ATTENDEES AT 1/20/99 MANAGEMENT PRESENTATION

GTCR GOLDER, RAUNER

/ /      Bruce Rauner, Managing Principal

/ /      Timothy P. McAdam, Vice President


               MAJOR DISCUSSION TOPICS AT MANAGEMENT PRESENTATION

/ /      Potential impact of a recession on cash flow

/ / Acquisition opportunities and consolidation drivers - controller and infrastructure

/ /      Required levels of capital expenditures - maintenance  vs. growth


              CONSIDERATIONS DISCUSSED IN SUBSEQUENT CONVERSATIONS

/ /      Specific acquisition candidates

/ /      Management's interest in rolling over equity (management deferred)

/ /      Potential for cost savings and margin improvements


MARCH 10, 1999                    9       THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

MANAGEMENT PRESENTATION CONSIDERATIONS - KIRTLAND CAPITAL PARTNERS


                  ATTENDEES AT 1/22/99 MANAGEMENT PRESENTATION

KIRTLAND CAPITAL PARTNERS                   BT ALEX. BROWN

/ /   Ray Lancaster, Managing Partner       / /  Tom Cole, Managing Director

/ /   Tom Littman, Partner                  / /  John Moses, Managing Director

                                            / /  Tom Macejko, Analyst


               MAJOR DISCUSSION TOPICS AT MANAGEMENT PRESENTATION

/ /      Acquisition opportunities

/ /      Competitive position

/ /      Distribution network and infrastructure


              CONSIDERATIONS DISCUSSED IN SUBSEQUENT CONVERSATIONS


/ /      Historical and projected revenue growth by business and region

/ /      Potential for margin improvement/cost reduction

/ /      Specific acquisition opportunities/strategy

/ /      Potential impact of a recession on cash flows

/ /      Management's interest in rolling over equity (management deferred)


MARCH 10, 1999                    10      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

MANAGEMENT PRESENTATION CONSIDERATIONS - ANALOGIC CORPORATION


                         ATTENDEES AT 1/28/99 MANAGEMENT PRESENTATION

ANALOGIC CORPORATION

/ /      Bernie Gordon, Chairman and CEO

/ /      Bruce Rusch, President and COO


               MAJOR DISCUSSION TOPICS AT MANAGEMENT PRESENTATION

/ /      Strategic Fit

/ /      Culture

/ /      Technology


              CONSIDERATIONS DISCUSSED IN SUBSEQUENT CONVERSATIONS

/ /      Passed - not strong enough strategic fit


MARCH 10, 1999                    11      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

MANAGEMENT PRESENTATION CONSIDERATIONS - VESTAR CAPITAL PARTNERS


                  ATTENDEES AT 1/29/99 MANAGEMENT PRESENTATION

VESTAR CAPITAL PARTNERS

/ /      Jim Elrod, Partner

/ /      Brian Ratzan, Associate


               MAJOR DISCUSSION TOPICS AT MANAGEMENT PRESENTATION

/ /      Growth prospects

/ /      Acquisition opportunities

/ /      Margin improvement potential


              CONSIDERATIONS DISCUSSED IN SUBSEQUENT CONVERSATIONS

/ / Passed - value would not be competitive due to growth and margin concerns


MARCH 10, 1999                    12      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

OVERVIEW OF FORMAL PROPOSALS RECEIVED (WEEK OF FEBRUARY 15)


                                      VALUE              FINANCING            OTHER
BUYER                               PER SHARE            CONTINGENCY          CONDITIONS         COMMENTS
-----                               ---------            -----------          ----------         --------
GTCR Golder, Rauner               Letter: $22.50         Yes; "Financing      Due Diligence,     Willing to commit to fully-
                             (Subsequent Discussions:    Readily Available"   Recap Structure,   financed offer by 3/31.  Want
                                     $23.00)                                  Management         exclusivity in return.  Asked for
                                                                              Equity Rollover    break-up fees and lock-up from
                                                                                                 major shareholders.  Equity
                                                                                                 from $870 million fund.  Have
                                                                                                 "aggressive" financing
                                                                                                 proposals from two money
                                                                                                 center banks


Kirtland Capital                  Letter: $22.00         Yes; "Highly         Due Diligence,     Willing to commit to fully-
 Partners                    (Subsequent Discussions:    Confident"           Recap Structure,   financed offer by 3/31.  Equity
                                   $22.00 "plus")                             Management         from $208 million fund and side
                                                                              Arrangements,      by-side investors.  Debt
                                                                              Advisory Board     financing through BT Alex.
                                                                              Approval,          Brown
                                                                              Regulatory
                                                                              Approval


MARCH 10, 1999                    13      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

PARACHUTE'S VALUATION HAS BEEN REDUCED BY THREE SIGNIFICANT DEVELOPMENTS SINCE THE AUGUST 1998 BOARD MEETING


/ / Key strategic buyers determined not to participate aggressively in the process which eliminated the potential for a "strategic premium"

/ / A challenging Asian market drove Parachute's 1998 pro forma EBITDA lower than originally forecast in August

/ / MTS's significant decline in value caused by broader market turmoil and mediocre quarterly results (and projections) impacts Parachute's value as its most relevant publicly-traded comparable and valuation benchmark


MARCH 10, 1999                    14      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

PARACHUTE'S LOWER THAN EXPECTED 1998 EBITDA AND MTS'S LOWER EBITDA MULTIPLE HAVE IMPACTED VALUE SINCE THE AUGUST 1998 BOARD MEETING

                               [GRAPHIC OMITTED]


                                     MTS's Aggregate
                                     Value As A              Implied                Range of
                 Parachute's   X     Multiple of LTM    =    Parachute Price        Current
                 1998E EBITDA        EBITDA                  Per Share(a)           Proposals
                 ------------        ---------------         ---------------        ---------
As of 8/11/98          $25.0             8.4x                    $26.21                 --
As of Now              $22.2             6.4x                    $17.70          $22.00 to $24.00



NOTE:
(a) Equals implied aggregate values of $210 million and $151 million, respectively, less net debt of $23.9 million and $16.4 million, respectively, divided by 7.1 million shares


MARCH 10, 1999                    15      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

THE DECLINE IN MTS'S EBITDA MULTIPLE ACCOUNTS FOR THE MAJORITY OF
THE IMPLIED VALUATION DIFFERENTIAL


                                                    MTS's Aggregate Value
                             Parachute's              As A Multiple Of                 Implied Parachute
                            1998E EBITDA                 LTM EBITDA                      Aggregate Value
                   As of 8/11/98     As of now       As of 8/11/98    As of now     As of 8/11/98    As of now
                       $25.0           $22.2             8.4x            6.4x          $210.0         $142.3
 % Inc/(Dec)            NA            (11.2%)              NA          (23.8%)             NA         (32.2%)



                              Percentage Of Implied
                             Valuation Differential
                                Attributable To:
                             Parachute      MTS's EBITDA
                             EBITDA         Multiple
                                 30%             70%


MARCH 10, 1999                    16      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

IN ADDITION, THE RECENTLY ANNOUNCED PERKIN-ELMER TRANSACTION IMPLIES LOWER PER SHARE VALUES FOR PARACHUTE THAN THE CURRENT PROPOSALS


  PERKIN-ELMER TRANSACTION -       IMPLIED PARACHUTE
    AGGREGATE VALUE AS A           AGGREGATE VALUE               IMPLIED PARACHUTE PER
       MULTIPLE OF:                   BASED ON:                SHARE PRICE BASED ON:
  LTM       LTM       LTM         LTM      LTM       LTM         LTM       LTM       LTM
 SALES     EBITDA     EBIT       SALES    EBITDA     EBIT       SALES     EBITDA     EBIT
 0.7x       6.4x      8.3x      $135.0    $141.5    $128.0      $16.71    $17.61    $15.72


Note:
-----
Source: Press release dated March 8, 1999 and Warburg Dillon Read offering memorandum
(a) Figures are calculated by taking average of fiscal year 1998 (ending June 30, 1998) and fiscal year 1999 (ending June 30, 1999)
(b) Assumes net debt of $16.4 million and 7.1 million shares


MARCH 10, 1999                    17      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

PARACHUTE'S FIVE YEAR TRADING VOLUME ANALYSIS SHOWS THAT FEW SHAREHOLDERS PURCHASED STOCK ABOVE THE CURRENT MARKET PRICE AND NONE ABOVE THE RANGE OF CURRENT PROPOSALS


                               [GRAPHIC OMITTED]

Shares Traded (% of Total Volume)                 Share Price Intervals

          6.0% .................................... $ 9.00 -- $10.50

           26% .................................... $10.50 -- $12.00

           58% .................................... $12.00 -- $13.50

           75% .................................... $13.50 -- $15.00

           81% .................................... $15.00 -- $16.50

           93% .................................... $16.50 -- $18.00

           99% .................................... $18.00 -- $19.50

          100% .................................... $19.50 -- $21.00

         Total Shares Traded During Period            8.0 MM
         Weighted Average Stock Price                $ 13.67

MARCH 10, 1999                    18      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

DETAILED PROPOSED TIMETABLE TO EXECUTE A DEFINITIVE AGREEMENT

                               [GRAPHIC OMITTED]

                                                                    Week of:       Responsibility
                                                                 ---------------   --------------
1.  BUYER DUE DILIGENCE

    a) Site visits and financing due diligence ................  Mar 1 to Mar 28       TBG, P

2.  DOCUMENTATION AND SIGNING

    a) Distribute recapitalization agreement with schedules ...  Mar 1 to Mar 7        Counsel

    b) Discuss contract issues with final bidders .............  Mar 8 to Mar 28       Counsel

    c) Receive final bids and marked contracts ................  Mar 29 to Apr 4   TBG, P, Counsel

    d) Negotiate final documentation ..........................  Apr 5 to Apr 18   TBG, P, Counsel


/ / After completion of final negotiations/documentation and signing of a definitive agreement a closing could be achieved in a three to five month time frame due to preparation of a proxy statement and SEC review

[ ] Activities to be completed
[ ] Activities completed or in process
p = Parachute Management


MARCH 10, 1999                    19      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

NEXT STEPS

/ / Continue to respond to potential buyer questions and work with their financing sources

/ /      Schedule U.S. and European plant tours for potential buyers

/ /      Solicit final bids and contract comments

/ /      Clarify, test, and confirm bids, financing, and contract comments

/ /      Select single buyer(s) for period of final negotiations

/ /      Negotiate definitive agreement

/ /      Target signing of definitive agreement in April

/ /      After a signing, a closing could take 3 - 5  months


MARCH 10, 1999                    20      THE BEACON GROUP CAPITAL SERVICES, LLC

                                   APPENDIX A

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

SUMMARY DESCRIPTION OF A TYPICAL RECAPITALIZATION TRANSACTION


/ / In a recapitalization transaction, a new investor group buys newly issued shares from Parachute for cash

/ / Coincidentally, Parachute borrows new debt financing and uses the combined equity and debt proceeds to repurchase enough shares from the public (all) and the insiders such that the new investor group is now the majority owner, but the existing shareholders still retain at least a 10% interest in the post-recapitalization Company (which translates into less than 5% of the current Company)

/ / Since the existing shareholders still hold a significant minority interest in Parachute, the SEC does not view the company as being "substantially wholly owned" by the new investor group and, therefore, does not require "push down" accounting (where, because the acquirer's purchase price of Parachute is substantially above the net asset value, goodwill is created)

/ / Thus, purchase accounting at the Parachute level is avoided and no goodwill is created on Parachute's financial statements

/ / While goodwill is recognized at the financial investor level and Parachute will likely have negative book value due to the significant share repurchase at that level, there are no additional goodwill amortization charges at the Parachute level, which can be a significant advantage in reporting earnings if the exit strategy is an IPO


MARCH 10, 1999                    22      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

INVESTMENT BY FINANCIAL GROUP WILL INVOLVE:


/ / Maximizing cash flow and the right combination of debt and equity in the financing of the transaction to maximize the value of the equity

/ / Significant Company ownership by senior management (and sometimes a broader group of employees) to align the incentives of the new owners and management

/ / The investor group having voting control of the Company and being active at the board level in setting strategy and monitoring operations

/ /      An exit strategy in approximately three to five years

         -  Subsequent recapitalization

         -  Sale of the Company

         -  Initial public offering


MARCH 10, 1999                    23      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

SIMPLIFIED RECAPITALIZATION OF PARACHUTE - FOR ILLUSTRATIVE PURPOSES ONLY ($ millions)

PRINCIPAL ASSUMPTIONS - FOR ILLUSTRATIVE PURPOSES ONLY@ $23/SHARE

Fair Market Value of Parachute's Equity:          $170
New Capital Structure:                            36% Equity
                                                  64% Debt

                                                                      % of Total

New Investors' Equity Investment:                 $61                   90%
Dollar Value of Retained Shares:                    7                   10%
                                                  ---                  ---
                                                  $68                  100%


                                                       PARACHUTE
                                                      At 12/31/98E
                                        Actual             Adj.           Recap
                                        ------             ----           -----
Assets (Excl. Cash)                      $ 152           $   0            $ 152
Intangibles (Fees)                          --               4                4
New Goodwill                                --              --               --
                                         -----           -----            -----
Total Assets                             $ 152           $   4            $ 156
                                         =====           =====            =====
Existing Net Debt                        $  16           ($ 16)              --
Liabilities                                 58                               58
New Debt                                    --             122              122
Equity
   Existing                                 78           ($163)             (85)
   New                                      --              61               61
                                         -----           -----            -----
Total                                       78            (102)             (24)
                                         -----           -----            -----
Total Liab. & SE                         $ 152           $   4            $ 156
                                         =====           =====            =====

                               [GRAPHIC OMITTED]

                              USES
                              ----
Payment of
Fees/Expenses                  $4

Repayment of
Net Debt                      $16

Existing                     $163
Shareholders
                             Shares

         Total               $183



                                   SOURCES
                                   -------
New Debt Financing                 $122

New Equity from Investor Group     $61

                                   Shares

Total                              $183


MARCH 10, 1999                    24      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

POTENTIAL RECAPITALIZATION RETURNS ANALYSIS


/ / Financial buyers will base their final purchase prices primarily on what they can prudently finance and still generate target equity returns of 25-30%

/ / Belief in management's cash flow projections, potential for cash flow growth, acquisitions, and exit multiple assumptions are critical to analyzing required returns

/ / The prudent use of leverage can increase returns at higher purchase prices

/ / In today's financing markets, a Parachute recapitalization would likely be financed with total senior and subordinated debt of up to 5.5x EBITDA (pro forma for any "proven" cost savings or unusual items)


/ / Returns are shown at a $22.00 - $24.00 per share price and exit multiples of 7.0x - 8.5x 2003 EBITDA



                           NEW INVESTOR FIVE YEAR IRR
                              (DEBT OF 5.5X EBITDA)
                          EBITDA EXIT MULTIPLE IN 2003

                       7.0x           7.5x           8.0x            8.5x
$22.00                25.4%          27.9%          30.1%           32.2%
$22.50                23.8%          26.2%          28.5%           30.5%
$23.00                22.3%          24.7%          26.9%           29.0%
$23.50                20.9%          23.3%          25.5%           27.5%
$24.00                19.6%          22.0%          24.1%           26.1%


MARCH 10, 1999                    25      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

SUMMARY LEVERAGED RECAPITALIZATION ANALYSIS


/ / At a price of $23.00 per share an equity investor could achieve a five-year IRR of 24.7% in a leveraged recapitalization of Parachute. Total debt is limited to 5.5x 1998 EBITDA

/ / The analysis assumes that current shareholders retain 10% of the fully diluted ownership of the Company post-transaction, subject to dilution from management options


PURCHASE PRICE PER SHARE       $23.00
                                                                            % of
SOURCES OF FUNDS                           Rate           Amount             Total
----------------                           ----           ------             -----
New Equity                                 --            $   61.3            32.6%
Debt
   Revolver                                --                 0.0             0.0%
   Term Loan                                8.5%            100.1            53.3%
   Sub. Debt                               18.0%             22.2            11.8%
   Cash on Hand                            --                 4.2             2.2%
                                                         --------           ------
Total Sources                                            $  187.8           100.0%
                                                         --------           ------


                                            % of
USES OF FUNDS              Amount           Total
-------------              ------           -----
Purchase of Equity          $163.4          87.0%
Repayment of Debt             20.6          11.0%
Fees and Expenses              3.8           2.0%
                            ------         ------
Total Uses                  $187.8         100.0%
                            ------         ------


            NEW INVESTOR
            Five Year IRR                         24.7%
            EBITDA Multiple at Sale                7.5x

            COVERAGE RATIOS
            Total Debt/EBITDA 1998P                5.5x
            EBITDA/Cash Interest 1998P             1.8x
            Total Debt Repaid at Year 5           33.6%


MARCH 10, 1999                    26      THE BEACON GROUP CAPITAL SERVICES, LLC

                                   APPENDIX B

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

ANALYSIS AT VARIOUS PRICES (a)

($ millions)


PRICE PER SHARE                          $16.13       $22.00      $23.00       $24.00       $25.00       $26.00
  Premium to Market                          --         36.4%       42.6%        48.8%        55.0%        61.2%
Shares Outstanding (b)                      7.2          7.4         7.4          7.4          7.4          7.5
Equity Value                             $116.1       $162.4      $170.2       $178.1       $186.0       $193.8
 Net Debt (c)                              16.4         16.4        16.4         16.4         16.4         16.4
Aggregate Value                          $132.5       $178.8      $186.6       $194.5       $202.4       $210.2


                             Operating
                           Statistic (c)                              Multiples of Aggregate Value
                           -------------                              ----------------------------
1998E Revenue                 $218.1              0.61 x         0.82 x      0.86 x     0.89 x     0.93 x      0.96 x

1998E EBITDA                    22.2               6.0            8.0         8.4        8.7        9.1         9.5

1999E EBITDA                    27.2               4.9            6.6         6.9        7.1        7.4         7.7

1999E EBIT                      18.7               7.1            9.6        10.0       10.4       10.8        11.2


                                                       Multiples of Equity Value
                                                       -------------------------
1998E Net Income               $7.1     16.4 x     22.9 x      24.0 x     25.1 x     26.2 x      27.3 x

1999E Net Income               10.8     10.7       15.0        15.7       16.4       17.1        17.9

Book Value (c)                 78.4     1.48       2.07        2.17       2.27       2.37        2.47

NOTES:

(a) For comparison purposes, all figures correspond to financial information provided to buyers before receipt of formal proposals

(b) Calculated using the treasury method

(c) Source: Company estimates dated January 29, 1999.  Figures are pro forma


MARCH 10, 1999                    28      THE BEACON GROUP CAPITAL SERVICES, LLC

PROJECT PARACHUTE                                            HIGHLY CONFIDENTIAL

COMPARABLE COMPANY ANALYSIS



                                                                 Share Price
                                                        LTM        as of        Equity        Aggregate        LTM
         Company                      Ticker           Ended       3/9/99       Value (a)     Value (b)        EPS
         -------                      ------           -----       ------       ---------     ---------        ---
Beckman Coulter  (f)                    BEC           12/31/98      $48.25      $1,472.1      $2,564.7         31.7(*)
Bio-Rad Laboratories   (g)              BIO.A         12/31/98       20.75         256.2         288.7         10.5
Brown & Sharpe (h)                      BNS           12/31/98        6.88          93.2         150.0          7.8
Mettler Toledo  (i)                     MTD           12/31/98       25.38       1,101.2       1,464.0         21.4
Modern Controls, Inc.  (j)              MOCO          12/31/98        4.94          31.6          17.1         13.6
MTS Systems Corporation  (k)            MTSC          12/31/98       11.50         214.2         270.3         10.7
Thermoquest Corp.  (l)                  TMQ            1/2/99        12.31         690.0         644.0         17.2
Varian Associates (m)                   VAR           12/31/98       36.50       1,110.8       1,131.7         20.7
Waters Corp.  (n)                       WAT           12/31/98      101.88       3,760.5       3,986.6         36.6(*)


                                             Price                     Equity Value                          Aggregate Value
                                      As a Multiple of:              As a Multiple of:                       As a Multiple of:
                                         1999E CY      2000E CY           Tangible         LTM              LTM            LTM
         Company                          EPS (c)       EPS (c)        Book Value (d)      Sales           EBITDA          EBIT
         -------                          -------       -------        --------------      -----           ------          ----
Beckman Coulter  (f)                       13.7 x         11.9 x             NM             1.5 x            8.9 x         19.1 x
Bio-Rad Laboratories   (g)                  9.9            9.7              1.2             0.7              5.6            9.3
Brown & Sharpe (h)                          7.3            6.3              0.8             0.4              6.7           13.1
Mettler Toledo  (i)                        19.4             NA               NM             1.6             11.6           15.7
Modern Controls, Inc.  (j)                  7.6 x           NA              2.1             1.1              5.1            5.6
MTS Systems Corporation  (k)                9.9            8.0              1.5             0.8              6.4            8.2
Thermoquest Corp.  (l)                     14.8             NA              4.6             1.5              7.6            9.3
Varian Associates (m)                      18.4           12.2              2.0             0.8              8.8           13.2
Waters Corp.  (n)                          30.7           25.8(*)          75.4(*)          6.4(*)          24.4(*)        29.2(*)




                                      Tangible Net
         Company                      Cap. Emp. (e)
         -------                      -------------
Beckman Coulter  (f)                      5.8 x
Bio-Rad Laboratories   (g)                1.2
Brown & Sharpe (h)                        0.8
Mettler Toledo  (i)                       6.8
Modern Controls, Inc.  (j)               26.7
MTS Systems Corporation  (k)              1.3
Thermoquest Corp.  (l)                    6.1
Varian Associates (m)                     2.0
Waters Corp.  (n)                        19.8(*)


Statistics

Mean:            14.5x       12.6x       9.6x        2.0x       1.0x       7.6x        11.7x       6.3x
Median:          17.2        14.3        9.7         1.7        1.1        7.2         13.1        5.8
High:            36.6        30.7       25.8         4.6        6.4       24.4         29.2       26.7
Low:             10.5         7.3        6.3         0.8        0.4        5.1          5.6        0.8



MEMO:
Parachute(o)    12/31/98   $16.13   $116.1   $136.6   12.9x   10.5x    9.5x   1.5x    0.7x    6.1x    8.9x    1.4x

Current
 Parachute
 Proposal       12/31/98   $23.00   $170.2   $190.7   18.4x   14.9x   13.6x    2.1x   1.0x    8.6x   12.4x     2.0x


NOTES:

All figures exclude extraordinary gains/charges

(*)  Excluded from calculation of mean


(a) Equity Value = Number of Shares Outstanding (calculated using the treasury method and including assumed conversion of convertible preferred stock) x Price per Share

(b) Aggregate Value = Equity Value plus Debt, Preferred Stock, and Minority Interest, less Cash

(c)  Source: IBES estimates - calendarized to reflect a December year end

(d)  Tangible Book Value = Book Value minus Intangibles


(e)  Tangible Net Capital Employed = Tangible Book Value plus Net Debt


(f) Figures taken from Piper Jaffray research report dated March 1999 and press release dated January 25, 1999

(g) All figures (except balance sheet items) taken from press release dated February 4, 1999.

(h) All figures except for revenue and net income are for the LTM period ended 9/30/98. Revenue and net income taken from press release dated February 8, 1999

(i) All figures (except balance sheet items) taken from Goldman Sachs research report dated February 5, 1999 and a press release dated February 4, 1999

(j)  All figures taken from press release dated February 18, 1999


(k)  Figures do not include $2.1 million restructuring charge


(l) All figures (except balance sheet items) taken from press release dated February 22, 1999

(m) Company is planning to reorganize into three separate publicly traded companies and this plan will be implemented in early April 1999

(n)  All figures taken from press release dated January 25, 1999


(o) All figures (except balance sheet items) taken from press release dated February 18, 1999. Excludes special items charge of $5.0 million and gain on sale of land of $11.1 million. Assumes 8% interest rate on debt and 5% interest rate for cash.


MARCH 10, 1999                    29      THE BEACON GROUP CAPITAL SERVICES, LLC

                                   APPENDIX C

                                      GTCR

                   PARTNERS WITH MANAGEMENT IN PRIVATE EQUITY

February 22, 1999

R.A. McDonough
The Beacon Group Capital Services, LLC
390 Park Avenue
New York, NY 10022

Dear R.A.:

GTCR Golder Rauner, LLC ("GTCR") is pleased and excited to submit a proposal regarding our strong interest in partnering with management to facilitate a leveraged recapitalization of Instron Corporation ("Instron") in a "going private" transaction. After our extensive discussions with Jim McConnell and his team and a few weeks of intensive due diligence, we believe that GTCR would make an excellent partner to help Instron build its core business through internal growth and acquisition. Given the management team's proven track record in closing and assimilating acquisitions and our history of growing leading companies through this process, we are particularly excited about the prospects of working with its seasoned management team.

In assessing a valuation for Instron, we are relying primarily on the information provided to us in the offering memorandum and data room, as well as other publicly available data. Based on the information provided, we are prepared to structure a transaction which places an enterprise value of the Company at approximately $183 million. Assuming approximately $21 million of long-term debt (which would be retired at close), $11 million of option proceeds and a minimum cash balance for working capital, the per share value placed on the equity is $22.50. We are using 7.868 million fully-diluted shares outstanding to arrive at this calculation.

In addition to the time we have already spent, we are willing to spend significant additional time with the company to understand its 1999 operating budget including maintenance and growth capital expenditure items, cost savings and acquisition strategy. If after this additional due diligence we believe that the EBITDA projection is achievable with no more than usual business risk, then we may have flexibility to be slightly more aggressive on our per share offer. In addition, we are in the process of comparing and contrasting four bank proposals and are working towards closure on what we believe to be an aggressive but flexible capital structure.

As we have discussed with the management team from the outset, the above recapitalization assumes a continuing minority ownership interest for Instron's management team. We are assuming in our offer above that between 5-10% of value is "rolled over" into the new entity by the management team and insiders, and additionally a portion of equity ownership would be granted to the ongoing team on a nominal basis as a carried interest in the new entity. We are in discussions with our attorneys at Kirkland & Ellis to determine the optimal "safe harbor" for

   6100 Sears Tower - Chicago, Illinois 60606-6402 - Phone 312.382.2200
                       Fax 312.382.2201 - www.gtcr.com
equity rollover in a leveraged recapitalization as contemplated above. Our belief thus far is that a 5-10% ongoing ownership based on "rollover" equity value would allow for favorable tax and accounting treatment.

GTCR would structure a transaction by investing between $60-70 million in equity from our committed funds. The equity capital would come from GTCR Fund VI L.P., a $870 million fund capitalized in May, 1998. Debt financing would be arranged for the remainder of the purchase price in the form of senior subordinated notes and a senior secured revolving credit facility. The financing proposals we are reviewing contemplate a good deal of flexibility in the revolver to continue an aggressive acquisition program. The premiere lending and securities institutions from whom we have received proposals believe that such debt financing is readily available in today's capital markets.

This proposal is preliminary and subject to completion of due diligence and secured financing before we can make it definitive. We would expect to conduct additional on-site reviews including senior management discussions and detailed information reviews related to the Company's historical financial and operating results, competitors, market dynamics, customers and backlog, organizational structure, technology infrastructure, as well as a detailed review of legal, environmental and tax issues. We covered a good deal after one day in the data room but have additional in-depth diligence we would need to complete. GTCR would be assisted in this analysis by Ernst & Young, LLC, Kirkland & Ellis and the lending institution we select to assist in the financing. We would expect to work with the company exclusively for 45 days to complete our due diligence and agree on definitive terms, and would expect to close 30 to 45 days after such agreement. With respect to legal due diligence, our counsel would expect to review any leveraged recapitalization documentation that the Company's counsel prepares. We are currently reviewing the tender offer documentation and will have comments from Kirkland & Ellis by the end of the week.

If you have any questions on our proposal, please do not hesitate to call. Otherwise, we look forward to hearing from you, the Instron team and board in the next week or so. We are eager to elevate our level of discussion and work towards an expeditious close.

I can be reached at (312) 382-2218.

Sincerely,

/s/ Timothy P. McAdam
---------------------
Timothy P. McAdam

cc:  Bruce V. Rauner, GTCR Golder Rauner, LLC
     David A. Donnini, GTCR Golder Rauner, LLC
     Mario A. Abularach, GTCR Golder Rauner, LLC
     Stephen Ritchie, Kirkland & Ellis

GTCR GOLDER RAUNER, LLC -  6100 Sears Tower -  Chicago, Illinois 60606-6402
      Phone 312.382.2200 -  Fax 312.382.2201 -  www.gtcr.com

                                       KCP

                           Kirtland Capital Partners

                                                    February 19, 1999

VIA FACSIMILE (212) 339-0190

Mr. John A. Herrmann, Jr.
Managing Director
The Beacon Group
399 Park Avenue
New York, NY 10022

Dear John:

        This letter is in response to your request for an acquisition proposal for Instron Corporation ("Instron"). Kirtland Capital Partners ("KCP") continues to have a strong interest in pursuing an acquisition of Instron.

        Based on a review of the information that we have received, our current estimated cash purchase price per share (including shares issued through the exercise of options) is $22.00. Since we have not completed our review, the final price may be adjusted to reflect the results of these activities. It is our current intention to structure the transaction as a recapitalization of Instron, whereby substantially all of the outstanding shares would receive cash at closing and certain existing stockholders of Instron would retain an ownership in the ongoing company.

         The continued participation and involvement of the existing senior managers of Instron is critical to our interest in Instron. KCP's investment philosophy is based on investing with and supporting the senior management of a company. We do not possess the operating expertise or have the desire to make day-to-day operating decisions on behalf of the companies in which we invest. Therefore, it is important that the senior management team remain after the completion of a transaction.

        KCP, together with PricewaterhouseCoopers, BT Alex Brown and Jones, Day, have devoted an extensive amount of time understanding Instron's business and its prospects for the future. We would need to complete our due diligence evaluation of Instron, which would include visits to the company's significant manufacturing operations, developing additional support for certain historical and projected financial data and most importantly, spending time with the senior management of Instron.

        Together with BT Alex Brown, we have reviewed a number of funding alternatives, including the use of senior debt in combination with subordinated debt or high yield debt. Based on our discussions with BT Alex Brown, we believe the acquisition can be financed and are highly confident in our ability to complete the required financing in connection with the acquisition.

2550 SOM Center Road - Suite 105 - Willoughby Hills, Ohio 44094 - Phone 440-585-9010 - Fax 440-585-9699

Mr. John A. Herrmann, Jr.
February 19, 1999
Page 2

        KCP would provide the equity for the transaction from its $208,000,000 fund and from side-by-side investments by certain of our institutional investors. It would be our intent to capitalize the company with sufficient equity to enable it to grow through acquisitions and internal expansion.

        Our legal counsel, Jones, Day, Reavis & Pogue, has reviewed the proposed form of Merger Agreement and has provided their comments as outlined in Attachment A to this letter. We are confident that we can expeditiously arrive at a mutually acceptable definitive agreement.

        Any transaction would be conditioned upon the execution of a mutually acceptable definitive agreement, the completion of our due diligence review of Instron with results satisfactory to KCP, the approval of KCP's Advisory Board, the receipt of required regulatory consents, the receipt of debt financing to complete the transaction on terms acceptable to KCP, and satisfactory arrangements with the existing management of Instron.

        We are very interested in having the senior management of Instron participate as equity owners in Instron through the rollover of all or a portion of their existing shares or options, the purchases of additional equity, and incentive equity based on the performance of Instron. Kirtland has a very successful history of investing side-by-side with management. At your request, we will provide you with a list of the presidents of our current and former portfolio companies. We encourage the management of Instron to contact these individuals.

        This letter is not nor should it be construed as a binding legal offer. Notwithstanding, it represents our strong interest in gathering additional information to reach an agreement to purchase Instron.

        We are prepared to move forward in a timely fashion once the terms of the transaction have been agreed upon. It would be our intent to undertake the transaction in a manner that is conducive to the ongoing profitable operation of Instron with minimal disruption to its employees and business relationships.

        Please feel free to contact me or Tom Littman at (440) 585-9010 with any questions you may have.

                                                        Sincerely,

                                                        /s/ Raymond A. Lancaster
                                                        ------------------------
                                                        Raymond A. Lancaster
                                                        Managing Partner

RAL/kk

Attachment

                    [Jones, Day, Reavis & Pogue Letterhead]
                               February 18, 1999
VIA FACSIMILE

Raymond A. Lancaster
Thomas N. Littman
Kirtland Capital Partners
2550 SOM Center Road
Suite 105
Willoughby Hills, Ohio 44094

                            Re: Instron Corporation

Gentlemen:

                I have reviewed the form of merger agreement (the "Agreement") relating to Instron Corporation (the "Company"). As an initial matter, I would like to mention that the draft Agreement provided to us is a market-oriented, mainstream agreement that is certainly workable from the standpoint of initiating discussions with the Company. In addition, I have prepared this letter on the assumption that the transaction proceeds utilizing a straight "any and all" tender offer structure. If any existing stockholder wishes to "rollover" some equity, proper provision must be made in the Agreement to reflect the terms of the "rollover." Based on my review of the Agreement, I have the following general comments:

1.      Offer Conditions.

- The MAE qualifiers in paragraphs (a), (b) and (c) should be eliminated. Paragraph (a) is already subject to a materiality limitation; the MAE is therefore redundant. The MAE in paragraph (b) is unnecessary in that all or most of the representations and warranties are already subject to a MAE threshold. The MAE in paragraph (c) is unusual.

- Paragraph (a) should be expanded to cover the absence of statutes, regulations or rules that cause the effects identified in clauses (i), (ii) or (iii).

- A new clause (iv) should be added to paragraph (a) to cover the absence of any orders, etc. imposing limitations on the ability of Acquisition Sub, or rendering Acquisition Sub unable to accept for payment, the Shares or imposing any material limitations on the ability of Parent or any Parent Subsidiaries effectively to control the business and operations of the Company and the Company Subsidiaries.

Raymond A. Lancaster
Thomas N. Littman
February 18, 1999
Page 2

-    Qualifiers (i), (ii) and (iii) in paragraph (d) should be deleted.

-    The following conditions should be added:

     - The absence of any orders, statutes, regulations or rules of any governmental entity restraining or prohibiting the consummation of the merger.

     - The absence of any action or proceeding commenced or threatened by a governmental entity seeking any order, etc, having any of the effects listed in (i), (ii), (iii) or (iv) of paragraph (a).

     - The absence off any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or over-the-counter market; a declaration of a banking moratorium; a commencement of a war; any limitation by the U.S. government on the extension of credit generally by financial institutions; a change in general financial, bank or capital market conditions which materially affects the ability of financial institutions to extend credit; or a substantial decline in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index.

     - The absence of any person or "group," other than Parent or Parent Subsidiaries, having acquired beneficial ownership of more than 15% of the Shares of the Company.

- We should discuss with the Company how your financing situation will impact the Agreement generally.

2.  The Offer.

     - Acquisition Sub should be permitted to extend the initial Expiration Date of the Offer (i) as required by law and (ii) for up to 20 business days after such initial Expiration Date in its sole discretion.

3.  Cash-out of Options.

     - Section 1.4 is unusual in that it provides for the cash-out of options on the Acceptance Date. In my experience, the cash-out of options normally occurs at the effective time of the merger.

Raymond A. Lancaster
Thomas N. Littman
February 18, 1999
Page 3


4.  Representations and Warranties.

     - In general, the representations and warranties will require some amount of "fine-tuning" although I do not see this as an obstacle to reaching an agreement. In particular, we have not, as yet, endeavored to "expertize" the tax, environmental or employee benefit sections.

     - The knowledge qualifiers in the following representations should be eliminated: environmental, properties, intellectual property and Year 2000.

     - Certain additional representations and warranties should be added to the merger agreement, including:

     - a representation as to the absence of a "rights agreement," poison pill or similar obligation;

     - a representation as to the absence of any applicable anti-takeover provision in the Company's Articles of Incorporation or By-Laws;

     - a representation containing a list of material contracts and stating that there are no defaults under any material contract; and

     - a representation as to the voting requirements for the approval of the merger agreement.

- The knowledge definition should be expanded to require some form of reasonable inquiry by the knowledge persons.

- The MAE definition should be expanded to cover assets, properties, condition (other than financial), liabilities and prospects.

5.  Conduct of Business.

- Section 6. l(b) should be tightened by specifically prohibiting the issuance of any further options.

- The materiality qualifier in Section 6.1(c) should be eliminated and the obligations identified therein should be scheduled.

- With respect to Section 6. l(d), you should consider a cap on the amount of indebtedness that the Company can incur during the executory period.

-    The transaction payments identified on Section 6.l(e) should be scheduled.

Raymond A. Lancaster
Thomas N. Littman
February 18, 1999
Page 4

     -    The lead-in exception to Section 6.1(g)(iii) should be eliminated.

     -    The $250,000 threshold identified in Section 6.l(j) seems high.

6.  No Shop Provision.

     -    Section 7.4 should be revised in the following respects:

     - All existing discussions or negotiations with other bidders should cease immediately.

     - The Company should not be permitted to talk to, share information with or enter into an acquisition agreement with any other person unless such person (i) enters into a customary confidentiality agreement with the Company and (ii) makes a "superior proposal." For this purpose, a "superior proposal" would be defined generally as a written proposal from a financially responsible person which (i) is fully financed and (ii) the Board determines (after consultation with its financial adviser) to be economically superior to your proposal.

     - The "reasonably likely" standard should be changed to a "would likely" standard.

     - This section should include various procedural protections whereby (i) you would receive notice of any other inquiries or bids and (ii) you would be afforded the opportunity to increase your offer in the event that another bid is received.

7.  D&O Indemnity.

     - The indemnification provisions contained in Section 7.5(a) should be tightened in certain technical respects.

     - The "maximum amount" in Section 7.5(b) should be 150% of the current cost of the Company's D&O insurance.

     - I would eliminate the provision allowing Indemnified Parties to retain their own counsel.

8.  Employee Benefit Arrangements.

     - The employment and severance agreements identified in Section 7.9(a) should be scheduled.

     - This Section should not survive the closing contrary to Section 10.3 and should not create third party beneficiary rights contrary to
          Section 10.4.

Raymond A. Lancaster
Thomas N. Littman
February l8, 1999
Page 5

9.   Termination.

     -    The proviso contained in Section 9.l(b)(iii) should be eliminated.

     - Section 9.1 (c)(ii) should be revised to reference a superior proposal rather than an acquisition proposal.

     - Section 9.1 (d) should be expanded to allow Parent to terminate if the Company enters into a competing transaction or the Company Board recommends such competing proposal or withdraws its recommendation of your proposal.

10.    Break-up Fee.

     - The Agreement contemplates a break-up fee of 2%. The market norm seems to be 3% plus an expense reimbursement provision.

     - The break-up fee should be payable in the following circumstances: (i) the Offer is withdrawn or terminated or has expired without Acquisition Sub having purchased any Shares because of a material breach by the Company, (ii) the Company's Board shall have withdrawn, modified or amended in a manner materially adverse to Parent or Acquisition Sub, its approval or recommendation of the Offer, the Merger or the Agreement or shall have caused or authorized the Company to enter into a competing transaction or (iii) an Acquisition Proposal in respect of the Company shall have been made and the Agreement is thereafter terminated due to a failure of the minimum condition and, within 12 months thereafter, the Company enters into or consummates a competing transaction.

                I trust the foregoing is useful to you. Please call me if you have any questions regarding the content of this letter.

                                        Very truly yours,

                                        /s/ Charles W. Hardin, Jr.
                                        --------------------------
                                        Charles W. Hardin, Jr.